EXHIBIT 99.2

PRO FORMA CAPITALIZATION

The following table sets forth the capitalization of Revlon, Inc. on a pro forma basis after giving effect to the transactions (including both the Proposed 2006 Credit Facilities and the planned $100 million rights offering):

PRO FORMA CAPITALIZATION AS OF SEPTEMBER 30, 2006
(Dollars in Millions)

Pro Forma Capitalization	As Reported	Adjustments	Pro Forma
Cash	$24	$11	$35
Existing Term Loan	$800	(800)	—
Revolver Facility	51	(51)	—
New Term Loan Facility	—	840	840
Short-Term Borrowings	10	—	10
Total Senior Secured Debt	$861	($11)	$850
9½% Senior Notes Due 2011	387	—	387
Total Senior Debt	$1,248	($11)	$1,237
8 5/8% Senior Sub. Notes Due 2008	217	(50)	167
Total Debt	$1,465	($61)	$1,404
Stockholders' Deficiency	(1,225)	68	(1,157)
Total Capitalization	$240	$7	$247
LTM 9/30/06 Adjusted EBITDA(1)	$97		$97
LTM 9/30/06 EBITDA (Per Credit Agreement)(2)(3)	200		200
LTM 9/30/06 Cash Interest Expense	135		110
Senior Secured Debt / LTM 9/30/06 EBITDA(3)(4)	4.3x		4.3x
Senior Debt / LTM 9/30/06 EBITDA(3)	6.2		6.2
Total Debt / LTM 9/30/06 EBITDA(3)	7.3		7.0
LTM 9/30/06 EBITDA / Interest Expense(3)	1.5		1.8

(1)	Adjusted EBITDA is a non-GAAP measure — see definition of Adjusted EBITDA under ‘‘Information Provided to Prospective Lenders’’ in this Current Report on Form 8-K. See attached reconciliations of Adjusted EBITDA to net income / (loss), its most directly comparable GAAP measure. EBITDA is defined differently under the credit agreement. ‘‘LTM’’ means last twelve months.

(2)	See below for a reconciliation of Revlon, Inc.'s Adjusted EBITDA to RCPC's EBITDA as defined under the credit agreement.

(3)	Reflects RCPC's EBITDA as defined under the credit agreement.

(4)	The Pro Forma senior secured debt calculation excludes Revolver borrowings.

REVLON, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EBITDA RECONCILIATION(1)

(Dollars in millions)

LTM Ended Sept 30, 2006A (Unaudited)
Reconciliation to net income (loss):
Net loss	($181.5)
Interest expense, net	142.7
Amortization of debt issuance costs	7.4
Foreign currency losses (gains), net	0.5
Loss on early extinguishment of debt	0.4
Miscellaneous, net	(1.5)
Provision for income taxes	11.3
Depreciation and amortization	117.5
Adjusted EBITDA – Revlon, Inc.	96.8
Selling, general and administrative expenses	8.0
Interest income	(0.4)
Provision for income taxes	0.3
Adjusted EBITDA – RCPC	$104.7

(1)	Adjusted EBITDA is a non-GAAP measure. See definition of Adjusted EBITDA under ‘‘Information Provided to Prospective Lenders’’ in this Current Report on Form 8-K. EBITDA is defined differently under the credit agreement.

Reconciliation to Credit Agreement EBITDA
(Dollars in Millions)

LTM 9/30/06
Revlon, Inc. Adjusted EBITDA(1)	$97
Public Co. Expenses	8
Vital Radiance Charges	47
Almay 2005 Returns	15
Restructuring Charges	23
Executive Severance Charges	6
Non-Cash Charges	1
Misc. – Other	3
RCPC EBITDA per Credit Agreement	$200

(1)	Adjusted EBITDA is a non-GAAP measure. See definition of Adjusted EBITDA under ‘‘Information Provided to Prospective Lenders’’ in this Current Report on Form 8-K. EBITDA is defined differently under the credit agreement.